                                                                    EXHIBIT 10.9



May 26, 2000


Steven C. Lee, Esq.


            Re:  Success Bonus

Dear Steve:

      In recognition of your increased duties in connection with our anticipated Change of Control transaction and the value of your efforts in connection with that transaction to the shareholders of TravelCenters of America, Inc. (the "Parent"), the Board of Directors of TA Operating Corporation (the "Company") has selected you as one of a small group of individuals eligible to receive a "Success Bonus." The conditions for receiving the Success Bonus and the amount of your Success Bonus are described below in this letter.

      In order to be entitled to receive your Success Bonus, the following must occur:

      1.    There must be a "Change of Control" as defined below.

      2. The Change of Control must occur on or before December 31, 2000 (unless the Board extends the period).

      3. You must continue to be employed by the Company or a related company on the date of the closing of the Change of Control transaction.

      4.    The "280G Shareholder Approval" as defined below must be obtained.

      5.    You must sign and return a copy of this letter.

      If there is a Change of Control on or before December 31, 2000 and the other above conditions are satisfied, you will be paid a Success Bonus as follows:

      a. The amount of the Success Bonus will be equal to 125% of your annual base salary at the annual rate in effect on the date of the Change of Control.

Steven C. Lee, Esq.
May 26, 2000
Page 2



      b. The Success Bonus will be paid to you in cash on the date of the closing of the Change of Control transaction.

Upon the occurrence of a Change of Control, you shall have no right to a Success Bonus for any subsequent Change of Control transaction.

      For purposes of this letter, any of the following events shall constitute a "Change of Control":

      (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the voting power of the then-outstanding voting securities of the Parent; provided, however, that the foregoing does not apply to any such acquisition that is made by (A) the Company or any affiliate of the Company or (B) any employee benefit plan maintained either by the Company or any affiliate of the Company; or

      (ii) the Parent merges into itself, or is merged or consolidated with, another corporation and as a result of such merger or consolidation less than fifty-one (51%) of the voting power of the then-outstanding voting securities of the surviving or resulting corporation immediately after such transaction are owned in the aggregate by the former shareholders of the Parent immediately prior to such transaction; or

      (iii) all or substantially all the assets accounted for on the consolidated balance sheet of the Company and its affiliates, in the aggregate, are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than fifty-one percent (51%) of the voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the former shareholders of the Parent immediately prior to such transaction or series of transactions; or

      (iv) fifty-one percent (51%) or more of the assets accounted for in the consolidated balance sheet of Company and its affiliates, in the aggregate, are sold or transferred to one or more corporations or persons, whether such sale or transfer is accomplished by the sale or transfer of assets directly, the sale or transfer of stock of the Company or one or more of its affiliates or otherwise with, in any

Steven C. Lee, Esq.
May 26, 2000
Page 3



            case, an aggregate value of fifty-one percent (51%) or more of the aggregate value of the Company and its affiliates, or any combination of methods by which fifty-one percent (51%) or more of the aggregate value of the Company and its affiliates are sold or transferred, if, immediately after such sale or transfer, the purchaser or transferee is less than fifty-one percent (51%) owned, in the aggregate, by the persons who are the shareholders of the Parent immediately prior to such sale or transfer; or

      (v) during any period of two (2) consecutive years, including, without limitation, the year 1999, individuals who at the beginning of any such period constitute the Board of Directors of the Parent cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each Director first elected during such period was approved by a vote of at least a majority of the members of the Board of Directors of the Parent who were members of the Board of Directors of the Parent on the date of the beginning of any such period.

Without otherwise limiting the generality of the foregoing, an initial public offering of the Common Stock of the Parent shall not be deemed a "Change of Control" for purposes of this Agreement.

      Your right to receive any payment as a Success Bonus which may be characterized as a "parachute payment" (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), or deemed to constitute a payment made in connection with or contingent upon a change of control of the Company or the Parent for purposes of Code section 280G, is contingent upon and subject to the approval (the "280G Shareholder Approval") of holders of record of stock of the Company or the Parent, as applicable, representing more than seventy-five percent (75%) of the voting power of all outstanding stock of the Company or the Parent, as the case may be, immediately prior to such change of control (determined without regard to any stock actually or constructively owned by certain persons as determined by the Company). The Company and the Parent intend to present the Success Bonus program described in this letter in a timely manner to the shareholders of the Company or the Parent or both, as appropriate, with a unanimous recommendation of the Boards of Directors of the Company and the Parent that it be approved by such shareholders.

Steven C. Lee, Esq.
May 26, 2000
Page 3



      If you understand and agree to the terms of this letter, please sign the enclosed copy of this letter and return it to James W. George, Senior Vice President and Chief Financial Officer of the Company, by ___________________, 2000.

                                     Sincerely,

                                     TA OPERATING CORPORATION


                                     By: /s/ James W. George
                                        ----------------------------------------
                                        Name:   James W. George
                                        Title:  Senior Vice President and
                                                  Chief Financial Officer
                                                (Principal Financial Officer and
                                                Duly Authorized Officer)



                                 ACKNOWLEDGMENT

      I understand and agree to the terms of the above letter.



May 26, 2000                         /s/ Steven C. Lee
-------------------------            --------------------------
Date                                 Signature